Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of BayCom Corp of our report dated March 13, 2020, relating to the consolidated financial statements of BayCom Corp and subsidiary appearing in the Annual Report on Form 10-K of BayCom Corp for the year ended December 31, 2019, filed with the Securities and Exchange Commission, and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Los Angeles, California

April 22, 2020